Exhibit 10.6

The 2019 bonus plan for our executive officers determines bonuses by the extent to which two financial performance goals and various business performance objective are met. In particular, it provides for the calculation of a percentage of which up to 75 percentage points is determined by the extent to which the two financial performance goals have been met through the Company’s actual performance, and up to 25 percentage points is determined by the extent to which, in the evaluation of the Management Development, Nominating and Governance Committee of our Board of Directors (the "Committee"), business performance objectives have been met.
Threshold, target and maximum performance achievement levels have been established for each financial performance goal and each is assigned a percentage weight, with the weight of both performance goals totaling 100%. Based on the actual achievement level and the weight assigned to each financial performance goal, a weighted percentage score for the goal is determined, the resulting scores are summed and multiplied by 75%. The business objectives are assigned a percentage in the aggregate, which is multiplied by 25%. The two resulting percentages are added. The Committee has discretion to decrease by as much as 10 percentage points or increase by as much as 10 percentage points the resulting percentage (the “Bonus Pool Percentage”), but the Bonus Pool Percentage will not exceed 100%.
A bonus pool is established equal to the sum of the maximum bonus of each executive officer (in the case of the CEO, for example, three times his base salary) multiplied by the Bonus Pool Percentage. The resulting bonus pool is allocated to each executive officer as approved by the Committee, except that an individual executive officer’s bonus may not exceed his maximum bonus. The entire bonus pool need not be awarded.
The individual financial performance goals, as generally described, and their weightings are: ROE (calculated as adjusted net operating income divided by beginning shareholders’ equity excluding Accumulated Other Comprehensive Income (Loss)) (60%); and new insurance written (40%), except that new insurance written during any month is included only to the extent such volume is projected to generate, as of such month in which it is written, a lifetime return that exceeds our hurdle rate in effect at the time. The subjects addressed by the business performance objectives are: preserving and expanding the role of MGIC and mortgage insurance in housing finance policy, managing and deploying capital to optimize creation of shareholder value, and expanding and developing the talents of co-workers.